Exhibit 99.1	Press release dated April 29, 2010.

PRESS RELEASE – April 29, 2010

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its first quarter 2010 net sales increased 12.2% to $133.9 million compared to net sales of $119.3 million for the first quarter of 2009. The Company had net income of $9.2 million for the first quarter of 2010 compared to a net loss of $8.4 million for the first quarter of 2009. Diluted net income per common share was $0.19 for the first quarter of 2010 compared to a diluted net loss per common share of $0.17 for the first quarter of 2009.

In the first quarter of 2010, sales increased throughout North America and Europe. The growth in the United States was strongest in the midwestern, western (excluding California) and northeastern regions, while sales in California and the southeastern states were flat as compared to the first quarter of 2009. Sales in Asia, although relatively small, have increased as Simpson Strong-Tie has recently expanded its presence in the region. Simpson Strong-Tie’s first quarter sales increased 13.4% from the same quarter last year, while Simpson Dura-Vent’s sales were down slightly. Simpson Strong-Tie’s sales to dealer distributors and home centers increased as homebuilding and general economic conditions compared favorably to the first quarter of 2009. Sales increased across most of Simpson Strong-Tie’s major product lines, including those used in new home construction. Sales of Simpson Dura-Vent’s product lines were mixed, with decreases in sales of chimney products, pellet vents and special gas vent products, mostly offset by increases in sales of gas vent, Direct-Vent and relining products.

Income from operations increased from a loss of $10.3 million in the first quarter of 2009 to income of $16.0 million in the first quarter of 2010. Gross margins increased from 25.7% in the first quarter of 2009 to 41.4% in the first quarter of 2010. The increase in gross margins was primarily due to increased absorption of fixed overhead, as a result of higher production volumes, as well as lower manufacturing costs, including lower cost of material, labor and distribution. Steel prices have increased from their recent low levels experienced in mid-2009 as demand has returned to the steel markets. The Company expects steel prices to increase further in 2010 as demand continues to return to the market. The Company’s inventories increased 10.3% from $163.8 million at December 31, 2009, to $180.7 million at March 31, 2010, primarily due to purchases of raw materials.

General and administrative expense decreased 10.0% from $20.2 million in the first quarter of 2009 to $18.1 million in the first quarter of 2010. The decrease was primarily the result of lower bad debt expense of $2.2 million, decreased legal and professional service expenses of $0.8 million and various other items. This decrease was partly offset by an increase in cash profit sharing of $0.8 million and higher administrative personnel expenses of $0.9 million, including those related to the Aginco acquisition in April 2009. The effective tax rate was 42.2% in the first quarter of 2010, as compared to 19.4% in the first quarter of 2009. The effective tax rate is higher than the statutory rate primarily due to the valuation allowances taken on foreign losses and differences between the U.S. statutory tax rate and local tax rates in countries where the Company operates.

In March 2010, the Company acquired a facility in San Bernadino, California, for $19.2 million in cash, in which it will consolidate its owned manufacturing and warehouse facilities in Brea, California, and its former leased warehouse in Ontario, California. The Company intends to sell the Brea facilities. The relocation is planned to be completed in 2011. At its meeting on April 28, 2010, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be July 8, 2010, and it will be paid on July 29, 2010.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 30, 2010, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2010 and 2009 (unaudited), are as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2010	2009
Net sales	$133,900	$119,323
Cost of sales	78,465	88,610
Gross profit	55,435	30,713

Research and development and engineering expenses	5,051	4,864
Selling expenses	16,193	16,025
General and administrative expenses	18,145	20,162

Income (loss) from operations	16,046	(10,338)

Loss in equity method investment, before tax	(144)	(193)
Interest income, net	10	102
Income (loss) before taxes	15,912	(10,429)

Provision for (benefit from) income taxes	6,713	(2,020)
Net income (loss)	$9,199	$(8,409)

Net income (loss) per share:
Basic	$0.19	$(0.17)
Diluted	0.19	(0.17)

Weighted average shares outstanding:
Basic	49,388	48,987
Diluted	49,520	48,987

Cash dividend declared per common share	$0.10	$0.10

Other data:
Depreciation and amortization	$6,276	$6,848
Pre-tax stock compensation expense	469	556

The Company’s financial position as of March 31, 2010 and 2009, and December 31, 2009 (unaudited), is as follows:

	March 31,		December 31,
(Amounts in thousands)	2010	2009	2009
Cash and short-term investments	$202,843	$158,208	$250,381
Trade accounts receivable, net	93,030	79,383	77,317
Inventories	180,684	225,568	163,754
Assets held for sale	7,887	8,387	7,887
Other current assets	26,711	26,908	30,736
Total current assets	511,155	498,454	530,075

Property, plant and equipment, net	200,975	191,412	187,814
Goodwill	79,608	69,160	81,626
Other noncurrent assets	44,215	40,383	44,290
Total assets	$835,953	$799,409	$843,805

Trade accounts payable	$25,606	$22,232	$28,462
Line of credit and current portion of long-term debt	–	821	–
Other current liabilities	39,288	36,498	43,006
Total current liabilities	64,894	59,551	71,468

Other long-term liabilities	8,924	9,289	8,553
Stockholders’ equity	762,135	730,569	763,784
Total liabilities and stockholders’ equity	$835,953	$799,409	$843,805

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.